Exhibit 99.2
WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

WILLBROS GROUP, INC.
Moderator: Michael Collier
August 5, 2010
8:00 am CT
Operator: Good morning ladies and gentlemen and welcome to the Willbros Group, Inc. Second Quarter 2010 Earnings conference call. Today’s call is being recorded. I’d now like to turn the call over to Mr. Michael Collier, Vice President Investor Relations. Please go ahead sir.
Michael Collier: Thank you and good morning everyone and welcome to the Willbros Group conference call. In addition to myself, today we’ll have Randy Harl, President and Chief Executive Officer, and Van Welch, our Chief Financial Officer on the line.
This conference call is being broadcast live over the Internet and is also being recorded. An archive of the Webcast will be available shortly after the call on our website, www.willbros.com. A replay will also be available through the phone number provided by the company in yesterday’s press release.
Information reported on this call speaks only as of today, August 5, 2010 and therefore you’re advised that any time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise.
This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of August 4, 2010 and on our website. And now I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros. Randy?
Randy Harl: Thanks Mike. Good morning everyone and thank you for joining us today. First, I would like to welcome the InfrastruX employees to the Willbros family. I’m excited about the opportunities before us and I’m certain that together we’ll create even more as InfrastruX becomes Willbros’ Utility Transmission and Distribution Segment.
Yesterday in our press release, we updated guidance to reflect the full effect of the acquisition of InfrastruX and the continued volatility in the markets we serve. I want to reiterate that we are confident this strategic acquisition will add shareholder value. This is a transformational event for Willbros and it will take us the balance of the year to integrate InfrastruX into Willbros.
In the next two quarters, we will focus on this integration and further improving the operational and business acquisition performance of our other segments. In our Downstream Oil and Gas segment, we will focus on aligning our costs with the expectations of our customers.
The downstream market previously supported the cost associated with differentiation based on safety, quality, schedule and past performance — and that is how we built our downstream model. However, we are now in a market where great performance in all areas is the price of admission, but low cost is the deciding factor in the award of new work.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

We now have a new management team in our Downstream segment who are focused on reducing our costs and improving our financial performance. We expect to be profitable in the Downstream segment in the second half of 2010.
We’re pleased with the improvements we have made to the operational performance of our Upstream segment. Our results, this quarter, demonstrate that our efforts have been successful. The next area for improvement that can make a significant impact on the business will be improving our ability to secure quality backlog in this segment. We will expand our focus to emphasize strategic account management. Strategic accounts, by definition, are those customers who have the greatest potential for building backlog over the long-term. Projects come and go, but the customer is always there. A more structured sales and marketing function will enable us to identify, manage and secure high quality backlog to provide better future visibility and therefore predictability.
We have identified the need for and are actively pursuing a senior executive to join Willbros, who will lead this game changing initiative, and we expect to have this person fully engaged in the third quarter. In summary, in the last half of the year we will focus on integrating InfrastruX, fixing Downstream and building our sales and marketing machine.
I think it is important that we focus on our objectives for top line growth and profitability in what we expect to happen when we complete the InfrastruX integration. We have specific objectives identified and are developing strategies and operational plans to achieve them.
One, we have a midstream strategy for the Marcellus Shale play that combines the capabilities of our Upstream engineering and project management with local InfrastruX construction and maintenance capabilities located in the region.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Two, we are broadening our centralized model of providing services from Tulsa and Houston to include regional and local offices serving the Haynesville, Fayetteville and Eagle Ford shale plays. Our service offerings will include engineering, project management, construction and EPC from the combined Willbros and InfrastruX businesses.
Three, we will be adding engineering and project management to the traditional InfrastruX transmission and substation construction businesses to enable us to compete for more complex, larger projects including those we can pursue on an EPC basis.
We expect these top line synergies to add $100 to $200 million in annual run rate in 2011. Additionally, on a longer term basis, we are developing a strategy to grow our electric transmission construction business through the addition of our proven project management, engineering and EPC capabilities, which will enable us to compete for the future mega transmission construction projects.
Van will now discuss our second quarter financial results and provide more color on our guidance for the remainder of the year. Van...
Van Welch: Thanks Randy and good morning everyone. To begin my discussion, I would like to point out that our efforts over the past 4 years have been focused on strengthening the platform to provide more robust controls, processes and procedures to enable manageable growth and certainty of performance.
The second quarter results illustrate our excellent performance, by any measure: safety, productivity and profitability. We are even more confident that our improved abilities in identifying, pricing and managing risk will enable us to maximize our margins and profitability.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

The downstream market, although improving, has not fully recovered and the timing of many projects remains uncertain. The Downstream segment did not meet our performance expectations and as Randy stated, we have and are continuing to make improvements, which we believe will produce positive results for the latter half of the year.
The positive changes we have made in Upstream to our processes and procedures have proven successful and we plan to adopt similar business models in both the Downstream and Utility T&D segments. Our second quarter results give us confidence that we are on track and will be successful as we focus on the integration of our new Utility T&D segment and continue improvement of our legacy businesses.
For the second quarter of this year, we reported net income from continuing operations of $9.1 million or $0.23 per share on revenue of $248 million. This compares to a net loss of $13 million or $0.33 per share on revenue of $137 million during the first quarter of 2010. The revenue increase from the first quarter was driven primarily by increased utilization within our Upstream segment related to the start up of the Fayetteville Express Pipeline (FEP) project.
But we also saw improved performance in Canada, Oman and our Upstream engineering group. The positive momentum of the Upstream segment was partially offset by our Downstream segment, which continues to be unfavorable impacted by reduced demand for services, resulting from the current low level of both capital and maintenance spending in the refining industry. This has fostered a highly competitive environment and margins have significantly declined. Now I will provide details of the financial results for our operating segments.
I’ll start with Upstream. In the second quarter of 2010, our upstream segment reported operating income of $22.8 million on $186.6 million in revenue. This compares to an operating loss of $11.8 million on revenue of $76.5 million in the first quarter.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Operating results were driven by full utilization of U.S. pipeline construction assets as well as successive quarter improvement in all our Upstream business units. Opportunities in our Upstream segment have improved from a year ago and our backlog in this segment has increased by $83 million since the beginning of the year.
The level of inquiries and pace of awards in our Upstream engineering group have increased as evidenced by our backlog which has increased from $14.5 million at December 31, 2009 to $20.9 million at June 30, 2010. Since the beginning of 2010, we have added approximately 90 chargeable personnel to our Upstream engineering group, which we believe signals growth in our construction markets.
In our U.S. pipeline construction market, opportunities are for more short distance, large diameter projects and more small diameter pipelines for gathering and distribution. Our combined experience and complementary resources should provide us competitive advantages in these targeted markets.
Further to Randy’s comments, in the U.S., our Utility T&D segment is expected to provide additional exposure and opportunity in onshore hydrocarbon plays in the upper Midwest, South Central and Northeast including the shale plays such as the Haynesville, Fayetteville and Marcellus.
This expanded regional presence supports our ability to address some customer’s preference for local contractors to perform projects of smaller scope and scale and we have already begun to respond with more specialized teams located closer to the work sites.
In Canada, which is generally impacted in second quarter by the spring break up, our operations were further impacted by weaker demand for fabrication and CCO products due to a fire at a major customer.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

However, as we discussed on our first quarter call, we continue to see improvement in our upstream Canadian businesses driven by increased activity in the oil sands and shale developments. Further evidencing this trend, we were awarded the construction of the Williams Energy Canada Boreal pipeline, a 420 kilometer, high vapor pressure liquids pipeline.
This project will be completed in the spring of 2012 and it not only improves visibility for our Canadian pipeline construction group; it also strengthens our competitive position as we bid additional opportunities in Canada. Internationally, we continue to pursue projects in the Middle East, North Africa and Australia.
In the Middle East we are pursuing a significant opportunities in Oman and Abu Dhabi. In Australia, we continue to pursue pipeline opportunities associated with the announced LNG liquefaction build out. However, there have been delays related to tax and environmental issues. We believe the awards we expected this summer will be delayed at least to the fall and possibly early next year. We remain optimistic that we will be successful with one or more of these projects; however, timing remains unpredictable.
Now moving to Downstream.
Our Downstream segment generated an operating loss of $6.4 million on revenue of $61.5 million compared to the first quarter operating loss of $9 million on revenue of $60.5 million. Again, our Downstream segment continued to unfavorably impacted by reduced demand for our services and by deferral of capital projects and discretionary maintenance activities by our customers.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

This has led to a highly competitive market and our customers have, for the most part, demanded price and rate concessions resulting in low margins, which no longer support our previous business model. We have changed the management team and are aggressively reducing cost in this segment to realign our strategy and business model to that of a low cost provider.
We believe our new model and resulting pricing will generate positive performance in the second half of this year.
Our Q2 performance did not meet our projections, primarily due to an event we did not anticipate or control. A large turnaround project was rescheduled to Q3/Q4 at the last minute after we had mobilized equipment and personnel.
We were unable to find suitable substitute work with so little advance notice. This also impacted our annual outlook as these resources are committed and not available for prospects we had targeted in the latter part of this year. We also had other charges, the $500,000 associated with management changes.
Looking forward, the opportunities in the downstream sector appear to be improving as evidenced by higher refinery utilization and improving crack spreads. Anecdotally, we can identify new opportunities such as the restart of the Aruba refinery, which offer engineering and EPC opportunities for the integrated project delivery we can provide.
Although we have yet to experience an uptick in small capital project construction awards, we have observed resource utilization gains and higher inquiry level in our Downstream engineering group, and we have added a small number of both direct and contract personnel to fill chargeable positions. We believe our EPC offering is gaining traction and that market conditions favor this approach.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

We continue to receive inquiries for our EPC services and we are confident that we will win an EPC project by the end of the year. Additionally, our EPC contract with NCRA is performing well and several of our Downstream service lines will be performing at this site in the fall. Our backlog of turnaround projects is approximately $57.5 million at June 30, 2010 and we remain cautiously optimistic about these projects and their timing.
Turning to InfrastruX, our Utility T&D segment. I want to remind you of our rationale for this transformational acquisition. InfrastruX advances our strategy to be a leading global provider of diversified engineering, procurement and construction services with an increased emphasis on recurring services. The combination with InfrastruX provides several benefits including: opening new markets namely into utility transmission and distribution; broadening our U.S. pipeline construction capabilities, geographic presence and customer base; and increasing the percentage of our revenue derived from recurring services through master service agreements (MSAs) and alliances.
I previously discussed the significant, successive quarter improvement recognized by the Company in the second quarter. InfrastruX preliminary financial results for the second quarter indicate a similar rebound in financial performance. In the first quarter, InfrastruX had a $12.3 million operating loss improving in the second quarter to $9.5 million of operating income driven by higher levels of utilization.
Now I’ll turn to G&A, G&A costs for the second quarter of 2010 remain stable at $24.2 million, a successive quarter decrease of $800,000. Our effective tax rate remains at 38%, increasing as a result of the $1.1 million of deal costs incurred during the second quarter of 2010, which are not deductible for tax purposes. We expect the effective tax rate to increase during the third quarter due to a significant additional InfrastruX deal costs projected to range between $8 million and $9 million.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

I will now briefly discuss backlog. Overall our backlog has been trending upward in 2010, increasing by $41.7 million from $391.7 million at December 31, 2009 to $433.4 million at June 30, 2010. As we work off our FEP project, new awards have more than replaced this work over the first half of the year. Approximately 54.5% of our backlog at the end of the second quarter was attributable to recurring services contract.
I will now discuss our liquidity.
Our cash and cash equivalents position has remained strong, increasing $28.5 million from the year-end balance to $227.3 million at June 30, 2010. As part of the InfrastruX acquisition, we have entered into a new 2010 credit agreement that provides for a total revolver capacity of $175 million, all of which is available for letter of credit issuance and an accordion feature allowing us to potentially increase the facility with the consent of the bank group by an additional $75 million.
Our cash balance has been negatively impacted by two ongoing contract disputes, one with TransCanada and the other with West Africa Pipeline Company, WAPCo. TransCanada believes that we were in breach of a cost reimbursable contract for station work performed during the period 2008 through 2010. Outside counsel has evaluated the contract and agreed that our contractual position on this cost reimbursable project is strong. We currently have $71.2 million unpaid receivable balance with TransCanada and additional unbilled change orders and claims totaling approximately $20 million, which are not recorded as revenue in our financial results.
After unsuccessfully pursuing an amicable solution to this dispute with a valuable client over the past 5 months, we have reluctantly requested arbitration on July 6. At this point we cannot estimate the probably outcome of the arbitration; therefore, no allowance for collection of the receivable has been established. The length of the arbitration process cannot be estimated at this time.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

The WAPCo dispute resulted in a $476,000 net loss for discontinued operations in the second quarter due to increased legal fees. We expect these legal fees will increase and continue over several years as we progress with legal proceedings. A suit has now been brought in the London High Court. This item and the TransCanada dispute are discussed in detail in our 10-Q filed yesterday and absent further material developments, we cannot provide additional information.
Before I discuss guidance, I will provide a brief recap of the acquisition of InfrastruX and the projected impact of the purchase price accounting going forward. On July 1, we closed on the acquisition of InfrastruX for a purchase price of approximately $418 million before working capital and other transaction adjustments.
In addition to the 7.9 million shares of company stock issued to the previous owners, we paid approximately $360 million in cash, comprised of $60 million from operations and $300 million from a newly established 4 year term loan facility.
We also entered into a 3 year revolving credit facility of $175 million, which replaced our previous 3 year, $150 million senior secured 2007 credit facility. Over the next 6 months, interest expense associated with a new term loan and revolving credit facility is expected to be $18.2 million.
Term interest payments, based on an estimated interest rate of 9.5% represent $14.3 million of the estimated 6 month interest expense. The term loan, 6 month’s interest, will also include the amortization of the 6% OID and debt issue cost, which together total approximately $3.9 million.
Although we have not finalized our purchase price accounting, we expect the $169.1 million of intangible assets subject to amortization to result in $5.9 million of amortization expense for the remainder of 2010. We also expect additional transaction expenses of approximately $10.5 million in 2010, which will mainly impact the third quarter results. These charges will reduce our EPS by $0.24 in 2010 and are largely not deductible from our federal taxes.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Going to guidance. We are adjusting our annual guidance for continuing operations for the combined companies with the inclusion of InfrastruX from July 1 to December 31, 2010 to a range from a loss of $0.20 to break even or $0.00 cents per diluted share on revenue of $1.2 billion to $1.3 billion.
The EPS decline from our previous guidance is based on several factors including:
One, the 1 month delay in closing the InfrastruX transaction, which caused us to forgo approximately $2.5 million of pretax income.
Two, the second quarter impact in the Downstream segment due to the previously mentioned last minute shifting of work into the third and fourth quarters negatively impacting Q2 results and creating resource constraints, which are preventing us from pursuing additional opportunities, as well as other charges, resulting in a pretax reduction of $4.5 million.
Third, in the Utility T&D segment, a shift in profit recognition from the last 6 months of the year to the first 6 months of the year relative to our previous guidance. The net effect does not impact the annual InfrastruX results but will impact Willbros’ 2010 earnings by $4.3 million pretax.
And finally the delay of awarded and anticipated utility projects in the second half of the year resulting in $9 million reduction in pretax income. We will now take your questions.
Operator: At this time if you would like to ask a question, please press star followed by the number 1 on your telephone keypad. If you’re calling from a speakerphone, please make sure your mute function is off to ensure your signal can reach our equipment. And our first question comes from Marty Malloy with Johnson Rice. Your line is open.
Martin Malloy: Good morning.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Randy Harl: Good morning, Marty.
Van Welch: Good morning, Marty.
Martin Malloy: Can you talk a little bit more about InfrastruX and your expectations there for this year? You know previously you had talked about kind of $60 million to $70 million EBITDA. It sounds like that it might be lower than that. Can you talk about what’s- a little bit more about what’s causing that and what you see in terms of outlook for bidding opportunities there?
Van Welch: Yes, I think Marty, what we’ve — what we’ve done in this updated guidance we’re seeing some delays in not only work that we have been awarded but also some delays around some bid activity mostly around the transmission and distribution side of that business on the East coast as well as Texas.
You know it’s really hard to predict what’s creating those delays, but I mean whether it’s regulatory issues, budgetary issues or just other priority projects that are — that are taking its place. But over the last several weeks we’ve seen that — seen that delay beginning to take place. So we’ve adjusted our second half of the year guidance for that, and that’s really what’s reflective of that $9 million I talked about in my prepared remarks.
Randy Harl: Yes, I think, Marty, it’s important to note that there’s a you know, a pretty wide range of performance within the InfrastruX group. We’ve seen quite a rebound in the natural gas transmission, distribution and the oilfield work that we’ve done, you know, has come back nicely. You know we had a bit of margin pressure, but both in the West and in the Pittsburg area, we’re very pleased with what’s going on there.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

And you would imagine the distribution side of the business has been a bit flat you know given just the general economy. And then we’ve experienced, as Van’s pointed out, quite a variation in terms of the project work that we have been bidding in the Northeast as well as other places, but you know, overall, a pretty big improvement over 2009 across the business.
And while it’s off a bit you know it’s still — it’s still directionally headed in the same direction that we talked to you about.
Martin Malloy: OK, and could you — when you say you have recurring percentage of backlog. If 54.5% represents recurring services in backlog, can you talk about what you define as recurring?
Van Welch: I mean those are generally MSAs, maintenance agreements that we have with our — with our — with our clients.
Martin Malloy: OK. Thank you.
Operator: And our next question comes from Graham Mattison with Lazard Capital Markets, your line is open.
Graham Mattison: Hi, good morning guys.
Randy Harl: Hi Graham.
Van Welch: Hi Graham.
Graham Mattison: On the downstream side with the expected division to be profitable for the second part of the year. Is that contingent on winning additional awards or is that with what you have in backlog right now?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Randy Harl: Well, I mean you know Graham, there’s always some additional awards that need to come in. But the biggest two units that we have there are our turnaround units and Van gave you some guidance there in terms of the amount of backlog that we have.
You know we can still take on a bit of work beginning the back end of the year but you know we’re pretty full at this point in time. And the real question here is you know whether these turnarounds go forward. Given the high utilization of the refining industry right now, you know, maybe that changes something, maybe it doesn’t.
But our customers are very bullish that they’re going to go forward so we’re — we have high expectations of this work happening. We’ve seen you know, a lack of projects in new tank construction. We were just awarded a pretty significant project to build some new tanks, so that’s a positive event that’s taking place there.
Penetration of Downstream into Canada has gotten some traction so you know there are a lot of things out there that as Van pointed out that are very positive for us. We just haven’t seen a general market turnaround, but we’ve seen signs of better things than we had seen a couple of quarters ago. So again, I think saying that we’re cautiously optimistic is what — how we would frame it.
And I think when you — when you couple that optimism about the market with our ability to reduce our costs, which is totally in our control you know, we’re very optimistic about our ability to be profitable in the second half.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Van Welch: And Graham, those projects that we mentioned they do — they are carrying a bit higher margins than what we worked off in the first half of the year. We believe that the full utilization of our indirect resources and as Randy mentioned with the cost initiatives that are underway, we’re pretty bullish to return to profitability in that — in that segment in the latter half of the year.
Graham Mattison: Great and then when did the new management team in that division come into place?
Randy Harl: Well it wasn’t just a sort of an on/off event. You know we have been playing in transition there for this past several months and you know that is fully in place. So we’ve kind of — we’ve a moved into it sort of, one position at a time; recognizing that we needed to shift our focus there a bit.
You know your customers give you a lot of guidance in terms of what they want. And you know we’ve continued to get a lot of encouragement from our customers that the model that we’ve had in place there that’s been successful is what they want, but I think our results would indicate otherwise.
And so we have been working to bring that model — bring the cost of delivering those services in line with what we see in the market place. And so while we’ve been working on it, the 1st of July was really kind of a period of time where we made some final senior management changes there that will allow us to move forward with our plans.
Graham Mattison: OK and then just following up on that. You mentioned the senior executive that you’ll be bringing in or expect to bring in the third quarter.
Randy Harl: Yes.
Graham Mattison: Now, is this going to be sort of chief operating officer?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Randy Harl: No, it will actually — you know we’ve had Mike Collier wearing lots of different hats including investor relations has done a great job with all of those. With the increased size of the Company, the complexities that we have in the marketplace, we just think that needs more focus.
And so what we’re looking for is another senior executive to sit on our Executive Leadership Team that focuses 100% of his time on sales and marketing. And we think that — you know we’ve worked really hard over the last 3 or 4 years to fine tune the systems, processes, the people that we have running these business and we’re very confident in our ability to perform operationally.
And you know now it’s time to really feed that machine and so this is just another move to you know, to really ramp up our game in terms of being able to get more business in here to what is a very good operational machine at this point.
Graham Mattison: Got you. Thank you very much.
Randy Harl: You’re welcome.
Van Welch: Thank you.
Operator: And our next question comes from Matt Tucker with KeyBanc Capital Markets, your line is open. Matt, you may want to pick up the handset or un-mute the phone.
Matt Tucker: Sorry about that. Good morning gentlemen.
Van Welch: Morning Matt.
Randy Harl: Morning Matt.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Matt Tucker: My first question pertains in the change in the revenue guidance. My understanding was that the prior guidance did not include InfrastruX. And then based on your commentary it sounds like the raised guidance reflects the inclusion of InfrastruX, which is offset somewhat by the push outs or the you know the downstream work you weren’t able to complete. Is that fairly accurate?
Van Welch: No, I think Matt if you listened to our Q1 call, we had revenue guidance out there that did include 7 months of the InfrastruX results along with the, obviously, the full 12 months of Willbros.
We did — we did decrease that and some of that decrease is associated with that 1 month going away but we did — we did reflect what we talked about earlier about some of these award delays — we reflected that in this revised guidance.
We also reflected in the revised revenue guidance associated with the Downstream in that turnaround project that got pushed out. And then I guess the other factor is in the Upstream, we also reduced that guidance a bit on the revenue side to reflect a bit lower activity then what we anticipated in our U.S. construction for the latter half of the year.
Matt Tucker: OK, thanks that helps. Just focusing then on the Downstream side; certainly, with the increased utilization and better crack spreads does bode positively. Are you looking at those more as leading indicators or have you actually seen that translate into your discussions with customers in terms of them changing their spending behavior.
Randy Harl: I think that we view that as a leading indicator. What we’ve reported, really over the last couple of quarters, is a change in the conversation with those customers, particularly, in the engineering group and we have expected those projects to break loose at any minute.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

But even though they are making some money today and things are a lot better for them that really hasn’t yet really been seen by us as a release of a lot of projects. We think that can happen. We’re adding a few people in Baton Rouge in our — in our engineering business there.
We are having a lot more discussion about EPC projects and as Van said in his remarks, we’re optimistic that we’ll close one with a major customer before the end of the year. But what I can say about that is that we see it continuing to build on the back of those leading indicators.
You know things are a lot better this year, this quarter, then they were previously and that’s how we’re able to be confident and bullish on being profitable for the rest of the year. So, hopefully, we have seen the bottom there and that these trends continue, that we turn around this downstream business, which we think we will, get that cost structure right and it contributes significantly to the business going forward.
Van Welch: And Matt and another thing, as Randy mentioned, and that engineering side in both segments are the reason that we —we’ve put these in our remarks. We follow the engineering activity very closely, because we do see that increase in engineering activity and utilization of those assets in that engineering group to be a precursor of advanced construction work that may be forthcoming.
So we watch that very closely and we look at both of those things very, very positively in both segments.
Matt Tucker: Can you just describe you know briefly what kind of cost cuts you tend to make there on the Downstream side? It sounds like it wouldn’t be on the engineering side, so are you cutting any field personnel or is it primarily administrative type cuts?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Van Welch: I mean it’s primarily management, administrative and also in the engineering side that I mentioned we are — we are putting more people chargeable that are in overhead positions, which in effect actually reduces your cost as well.
So you know the combination of all three of those things we’re taking action on to date. We’re also looking — that management team that we spoke of earlier is also looking at other areas in the organization whether that be indirect costs or administrative costs that we may be able to reduce that cost even further going forward.
Matt Tucker: Thanks guys, I’ll jump back in the queue.
Van Welch: Thanks Matt.
Operator: And next we have Roger Read with Natixis Bleichroeder, your line is open.
Roger Read: Hey, good morning.
Van Welch: Hey Roger.
Randy Harl: Hey Roger.
Roger Read: I guess quick question for you Van. If I went through the 10-Q correctly, InfrastruX did about $130 million of revenue in Q1 and approximately $180 million in Q2. Is that the right — am I doing my math correctly there?
Van Welch: They did about 310 somewhere in that neighborhood for the first 6 months.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Roger Read: OK, then I’m good. I’m on target. Does that kind of — is there any seasonality to the outlook there or is that just a function of kind of what you’ve been talking about here throughout the call and across your segments. I mean there’s seasonality. There’s customers that have been reluctant to spend.
Does it look like if you view InfrastruX from a backlog standpoint, from what the customers are saying there, what the guys are telling you internally, does that one continue to move up as we go through the year? Or is ...
Van Welch: Yes.
Roger Read: ... yes, I guess.
Van Welch: If you look at the seasonality issue of InfrastruX, the first quarter is traditionally — their quarter is not as robust as certainly the second. The second quarter, the bid activity picks up and the MSA activity associated with InfrastruX picks up as well.
So you know we saw — we saw a pretty dramatic, as you pointed out, there was an increase in the — in that revenue for InfrastruX in Q2. Going forward we’re going to see you know similar kinds of revenues maybe a bit less going from Q2 to Q3 and then perhaps flattening out there in Q4.
Roger Read: OK. Then as you talked about with sort of, I don’t know the exact right term, but refining or redefining your sales force efforts in the Downstream group and bringing in somebody to head that up, sounds like you’ve already begun the restructuring of the sales effort.
I mean so you, obviously, you have some pretty good ideas of what you want to get out of that. Can you maybe put a little more meat on the bones there in terms of you know, you said you want to focus on particular customers. Is all that already identified and you just need somebody to come in and manage that business or are they supposed to lead the change as well?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Randy Harl: We have, Roger, been — Mike has been leading that change. You know obviously, he has a lot of other things he’s got to get done and so we started that process a couple of years ago of identifying the strategic accounts. I think you know we are — our view is that we just need more focus on that.
You know our businesses have traditionally operated pretty independently in terms of the sales effort that they put forth to capture business. We certainly want to continue that. We just think there’s a lot of value by bringing all of that information together, identifying the larger, more complex opportunities and then putting a lot of steam behind securing those opportunities.
So it’s really a continuation of what we’ve been doing, but what we think we need more focus and that that’s going to have a big payoff.
You know these big projects usually take some time to develop and you know the combination of continually feeding and nurturing those customer relationships, and identifying these projects that take a long time to develop you know, I think will really change the game for us and allow us to bring in a lot more business than we’ve ever had in the past using the old model.
So it’s a combination of something we started and are just putting more emphasis on that program.
Roger Read: OK. And I understand the competitive nature of the world out there and impact on pricing. Do you have the feeling now as you look across your various businesses, you know — OK it’s a competitive market, but is it getting worse on the pricing side at this point or do you see, you know, stability maybe hints of things improving something along those lines? And I’m thinking really upstream, downstream and the InfrastruX piece even — it may be a little early to comment on that.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Randy Harl: Yes I think you know, to give you a little bit of color on the Upstream piece, you know we certainly saw a change in competition there over the last year or so. And you know we have gotten market feedback now on really where we are relative to you know where the work is going.
And we feel very confident that we can bid into the market that we see out there and make money. You know that has required some adjustments to our thinking but you know going back to Van’s comments, Roger we have put an awful lot of effort into fine tuning our management systems, processes, having the right people in place.
And we are very confident that going forward we’ve identified projects out there and that we will be able to win those given the cost structure and the quality of the teams that we have in that Upstream business and that includes Canada and the U.S. as well as Oman.
So we see some — we think we know what’s going on there from a competitive standpoint you know and I think that you can really characterize that as being fairly stable at this point. It took a big downturn, and I think now we’re kind of at the bottom of that and are optimistic we can make money given what we see there.
On the Downstream side you know in the engineering business you know it’s still highly competitive in terms of people taking haircuts even on the MSAs that they have. You know we have been bidding a lot of lump sum engineering. We’re trying to get into the EPC business. And you know we see those — the combination of EPC and being able to take a bit more risk on the engineering that we bid is a couple of strategies that can help us climb out.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

As well as you know it would help if a lot more of these capital projects got released, but I think that we’re also at the bottom and could be seeing signs of some turnaround in that engineering business. On the construction and maintenance sides, we’re actually seeing some improvement and you know, I think that we saw the bottom in Q1 into Q2.
We had an awful lot of pressure to cut our fees as we headed into Q4 of last year. That was pretty brutal. Those projects that we took during that period of time played out turned into revenue and not enough income in Q1 and Q2; but what we’re seeing now is our ability to move that pricing up a bit as people begin to do a few more projects.
So you know, I think I’m optimistic really on both sides that we’re not going to see continuation of that downward trend in margins. We ought to actually, Roger, start to see some improvement.
Roger Read: OK, thank you.
Operator: And next we have Dick Kindig with Keeley Asset Management, your line is open.
Dick Kindig: God morning, gentleman.
Van Welch: Good morning, Dick.
Randy Harl: Good morning.
Dick Kindig: Would you clarify something for me? What was your guidance that you gave earnings and revenues and what was the previous guidance? What was that down from?
Van Welch: We gave guidance before of $0.15 to$0.25 based on 7 months of InfrastruX...

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Dick Kindig: Yes.
Van Welch: ... and 12 months of Willbros.
Dick Kindig: OK.
Van Welch: And the — as I mentioned in the prepared remarks, we have — we have now lowered that guidance. One of the reasons of the lowering was the — was actually the drop off of that 1 month.
Dick Kindig: Right.
Van Welch: The others were associated with the Downstream where as we talked about the project that was cancelled in Q2 that impacted that the Q2 results along with some other charges that we took in terms of severance, that impacted the guidance ...
Dick Kindig: What was the project?
Van Welch: ... And — I’m sorry?
Dick Kindig: What was the project that was cancelled?
Van Welch: It was a turnaround project in the Midwest that was — that was delayed. It was not cancelled. It was actually delayed and moved into the fall of this year...
Dick Kindig: So then ...
Van Welch: ... and very large.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Dick Kindig: ... The new guidance is a negative $0.20, is that what you’re saying?
Van Welch: On the low end yes, it’s $0.00 to ($0.20) cents.
Dick Kindig: And on revenue of $1.3 billion?
Van Welch: That’s correct.
Dick Kindig: OK.
Van Welch: The guidance on revenue is $1.2 to $1.3 billion.
Dick Kindig: OK have you given any guidance for 2011?
Van Welch: We have not.
Dick Kindig: And the backlog is — I missed the first part of the call, backlog is what now?
Van Welch: Backlog’s $433 million.
Dick Kindig: Up from?
Van Welch: About, let’s see I’ve got that here, hang on. Yes it’s $433 million. We have about — let’s see, in the Downstream that’s about $200 [Van misspoke, the actual amount is $105 million] of that $433 million and the rest of it is associated with the Upstream segment.
Dick Kindig: And — OK, thank you very much.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Van Welch: Thanks, Dick.
Operator: And our next caller is Steven Fisher with UBS, your line is open.
Steven Fisher: Hi, good morning.
Van Welch: Hi, Steven.
Randy Harl: Hi, Steven.
Steven Fisher: Hi. You guys mentioned the confidence in this downstream EPC project by the end of the year. Can you just give us a sense of how big a project this is and kind of what drives the confidence? I mean are you about to sign a contract and it’s — just confirming it’s not that tank project you mentioned.
Randy Harl: No it’s really, Steven, remember what we have said and where our focus is. We think there is an opportunity in the refining business for the smaller EPC projects and that is anything from $5 million to $50 million.
And you know this — the projects that we’ve identified you know we’ve got a couple of dozen targets on our radar screen that are in that $10 million to $50 million range and we think we will get one of those before the end of the year.
Steven Fisher: OK. On the Fayetteville Express, how much revenue do you have left there? I’m assuming it’s maybe like $100 million and then are there opportunities to do better in Q3 than you did in Q2 and, obviously, Q2 was quite strong.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Van Welch: Yes, Steven we’re about 60% complete on that project through June. We do have — to answer the second part of your question we do have still some contingencies left on that project. So if — obviously, we execute through those risk, those contingencies are out there, so we do have some potential upside.
Steven Fisher: OK and then just lastly, I wondered if you can give a little more color on those $100 million to $200 million of synergies you mentioned earlier in the call and how you’re going to get those and what specific part of the business that relates to?
Randy Harl: OK it’s — let me start with what we’re doing in the Marcellus, Steven. You know we have had an alliance with NiSource doing a number of projects up there across the region. Those projects have brought us in contact with a number of producers and other customers of NiSource.
So we’ve had a good opportunity to really do a lot of good upfront analysis and understanding of what’s going on there. We had planned before the InfrastruX acquisition to subcontract most of the work associated with construction and maintenance and perform a lot of engineering, EPC you know, those kinds of activities driven from our engineering and project management capabilities.
The initiative we have going forward there is we actually have a manager in place today that’s assigned to go out there and take advantage of those opportunities that we have identified. That person is in place in the InfrastruX office in Pittsburgh, so we’re right there in the same location with our customers.
Within the next couple of weeks we’ll probably have around ten engineering project management personnel working on projects and business development activities. And so we have an organization that is already in place there starting to branch out from the NiSource alliance and gain a business that’s starting to break loose.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

There are a number of projects that we can go after immediately you know so we’re very optimistic that that particular initiative is going to be a large part of driving that $100 million to $200 million. We have identified the projects and are pursuing those that will actually bring that to reality.
You know the second thing is is we’ve looked at the other shale plays. The thing that’s been common about those from our customers is that people want you to be local. You have to have local engineering, local project management, local equipment and be able to respond on a moment’s notice.
Now we’ve been successful in the Haynesville and the Fayetteville mobilizing our construction forces from Houston, but we haven’t had much engineering. And so the message from our customers has been you know, if you want to help us here, and we need your help, you need to be right here where I can use you on a moment’s notice.
So we are adapting and changing our approach to engineering and really construction from mobilizing centrally. Now we’re going to continue to have those great capabilities in Tulsa and in Houston, but we’re going to also move some nodes out that are going to be close to the customer where we can respond, where we can get in on the front-end of these projects.
And we believe by being there we’re really differentiating compared to our competition in that most of the people we compete with for these kinds of projects are small local guys. They don’t have engineering. Most of the customers are having to go to engineering houses that are further away or are a lot smaller in capability than us.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

So we have really high hopes that we’re going to be able to turn the relationships that we’ve already put in place doing some construction work into an expansion, bringing all of our other capabilities into play.
And then when you look at the InfrastruX capabilities particularly out in the West, all of those things where they spend all of their time hooking up wells, running flow lines, doing smaller pipelines are exactly what’s needed in all of these shale plays where there really is a lack of that infrastructure.
So you know, that’s why we’re so optimistic. I mean, we really fit across our entire service offering with what our customers’ needs are. And then number 3, you know InfrastruX has the ability to do excellent construction work in smaller transmission lines, distribution and particularly substation work.
They have had to work with third party engineers up to this point. We have identified a number of projects, in fact one pretty large one that we’re bidding up in the Northeast right now, where our project management office, our engineering capabilities can be brought to bear to really enhance the offering that we’re able to bring to our customers at this point.
Being able to offer lump sum substation turnkey, doing the engineering with our Wink engineering as well as some of our Tulsa engineering folks is going to greatly enhance what — the piece of the pie that we can go after. And so you know these are three initiatives that are really working their way out right now and really are the basis of that $100 to $200 million. I’m highly confident that we can achieve that.
Steven Fisher: Well that sounds good. I appreciate the detail, thanks a lot.
Randy Harl: You’re welcome.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Operator: And our next question comes from John Rogers with DA Davidson, your line is open.
John Rogers: Hi good morning.
Randy Harl: Morning John.
Van Welch: Morning John.
John Rogers: Couple of things, first of all, in terms of the dispute with TransCanada, that goes to arbitration, what’s the timing now on that when we might hear something in or — when you might be able to estimate if there is going to be any impact?
Randy Harl: I mean, John, the — it’s hard to tell.
John Rogers: Yes.
Randy Harl: You know in any kind of construction dispute like this you know there are lots of factors that really determine what the timing is going to be. You know we would like to see this moved down the road faster than later, but I mean all of those — all of the things that have to happen with the arbitration itself eventually are going to be controlled by the arbitrator. And so a large part of the timing is just not in our hands...
John Rogers: Sure.
Randy Harl: ... and so while we have filed you know notice for arbitration, there are a lot of steps that have to happen.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

John Rogers: OK, but I mean, Randy, is this something that could be hanging out here for 2 years or more?
Randy Harl: I mean, I think you know I’m just going to give you most likely. You know probably between 12 and 18 months would be a good guess, but that’s it.
John Rogers: OK.
Randy Harl: You know it could happen in as little as 12, but probably you know in that 12 to 18 months is the way you ought to think about it.
John Rogers: OK. And did TransCanada have a lot of potential work that you could have bid on otherwise?
Randy Harl: Unfortunately, they did. You know it’s — we — that’s why if you’ll remember, last time when I talked about this I said I was going to do everything that I could to resolve it. And you know they have all of those liquids lines that are coming down from Canada as well as work in Canada where we have been removed from the bid list.
As you can imagine that if you’re the customer and you’re in this kind of dispute, you’re going to use every lever that you can to enhance your position and you know and they’re certainly doing that at this point.
So that’s — that is a large customer that’s off our list for the moment, and as Van says, even though we filed for arbitration, as required by the contract you know we had — we worked hard from our perspective to try to resolve this. And I’m still in a mode of where it would be much better to amicably solve this problem rather than let it go through the dispute resolution process of arbitration, so I’m hopeful that there’ll be a point in time where we can settle it John.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

John Rogers: OK. And then lastly, what is InfrastruX’s backlog now?
Van Welch: If you look at the end of June, their backlog was right around $500 million.
John Rogers: OK, OK.
Van Welch: Most of that is associated with MSA.
John Rogers: OK and that’s right in line with what you expected.
Van Welch: That’s correct.
John Rogers: OK good. All right, thank you very much.
Van Welch: Thanks John.
Randy Harl: Thanks John.
Operator: And our next question comes from Stephen Gengaro with Jeffries & Company, your line is open.
Stephen Gengaro: Good morning guys.
Van Welch: Hey Steven.
Randy Harl: Morning Steve.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Stephen Gengaro: Two questions, one is just — I’m trying to reconcile the guidance change and you talked about 1 less month of InfrastruX but by my knowledge, InfrastruX was actually dilutive near term. So I’m asking how that plays into lower EPS guidance because InfrastruX’s been delayed.
Van Welch: Steven let me — and first of all I understand this is — this is a bit complex. In the previous guidance we had assumed 7 months worth of — worth of InfrastruX — in our revenue as well as our earnings.
We didn’t — we closed the deal later than what we anticipated, so that those earnings that I — that I mentioned, that we weren’t able to enjoy in terms of the InfrastruX transaction didn’t come to us. So in — so we had to — we deducted that — those earnings as well as that revenue from the guidance.
Stephen Gengaro: OK. And then the — you mentioned it a little bit earlier but can you give me a little more color on the bidding situation in Australia and where we sort of — where we stand?
Mike Collier: Yes, Steven the — you know what’s happened in Australia was early in July the government proposed a pretty significant change in the tax regime, the Super Profits Tax discussion that was in the news quite a bit in early July.
That actually precipitated a pretty strong reaction from the industry and what we saw happen was the controlling party down there had a change in leadership and the new PM recognized that they needed to reach an accommodation and they’re in the process of doing that.
It looks like they will be able to move those coal seam gas projects under the existing petroleum tax protocols that exist for the offshore production. But I don’t think it’s actually been inked yet, so there’s still some delay around that but looks like it’ll be resolved by the end of the year.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

There’s also been some concern around the environmental impact of these projects. There are coal seam gas projects. There’s some water issues. They’re going to go through — the pipelines will go through very environmentally sensitive mangrove swamps and tidal flats that just happen to be on the southern edge of the Great Barrier Reef National Park.
So it’s getting a lot of scrutiny and the environmental permits from Queensland have been issued, but the permits at the Australian government level have not and the minister that has the portfolio for the environment has indicated that he will delay approval on those things, revisit them and coincidentally those approvals won’t be forthcoming until after the next election, which is sometime this fall.
So the delay seems to be probably until the end of the year, maybe a little past that and what we’ve heard is that Santos and Queensland have both indicated that their final investment decisions will not be until later this year.
And Santos has actually indicated, although we’ve tendered to them on the export pipeline, that their original schedule of evaluation and award by the end of the summer has been extended probably to the end of the year.
So that’s where we stand, there’s some delay there but we still are very optimistic that our strategy of more than one bite at the apple is going to result in a meaningful assignment down there. And we are still engaged with both the Queensland Curtis team and the Santos team.
Stephen Gengaro: OK thank you.
Randy Harl: Thanks Steve.
Operator: And our last question comes from Sharath Reddy with Redwood Capital, your line is open.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-05-10/8:00 am CT
Confirmation # 8451428

Sharath Reddy: Hey thank you so much for taking my question. A lot of mine have been answered but I’m just wondering you guys earlier this year, at the time of the acquisition had talked about pro forma EBITDA of you know $140 to $170 million.
I was just wondering, I can probably do the math, but how I should translate the updated guidance to what — what would be like an equivalent comparable number to those?
Van Welch: Yes, obviously the pro forma has the full year of both InfrastruX as well as Willbros. If you were to take that today and that number you’re talking about is adjusted EBITDA, if you’re going to take that number today it would be, for the 6 months of InfrastruX and 12 months of Willbros, it would be somewhere in the $100 million range.
Sharath Reddy: But that’s only with 6 months of InfrastruX so InfrastruX probably would have had another 30 or something like that and so I can come to an adjust number in that way.
Randy Harl: You’re trying to get to a pro forma adjusted EBITDA, it would be somewhere in the $120, $125 million standpoint.
Sharath Reddy: Thank you so much.
Randy Harl: Thanks.
Operator: And now I turn the call back over to Mr. Harl for any further or closing remarks.
Randy Harl: Thank you. Over its 100 year history, Willbros has reinvented itself multiple times. Today, we have talked about our future and how we are transforming the company once again. We have a sound vision and strategy, proven systems and processes, the right people, and the right leadership to maximize the value of this new Willbros for our shareholders. Thank you for joining us today.
Operator: That concludes our call for today, thank you for your participation.
END